UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.

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On August 7, 2013 Office Depot, Inc. (the “Company”) issued a press release containing a letter to the Company’s shareholders, highlighting the progress made on the integration planning for the planned merger with OfficeMax Incorporated and how the insertion of Starboard’s board nominees could disrupt this progress, and urging shareholders to vote for the Company’s director nominees at the Company’s 2013 annual meeting of shareholders. The letter is being mailed to the Company’s shareholders. A copy of the press release is set forth below.

CONTACTS:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT SENDS LETTER TO SHAREHOLDERS URGING THEM TO VOTE THE WHITE CARD TO ENSURE THAT THE COMPANY REMAINS ON COURSE TO UNLOCK SIGNIFICANT VALUE

Details Significant Progress Made on Proposed Merger and Integration with OfficeMax

Says Starboard Nominees and Proposal Pose Risk to Merger

Boca Raton, Fla., August 7, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today sent a letter to all shareholders urging them to vote the white proxy card in favor of Office Depot’s ten director nominees and their ongoing efforts to successfully close the OfficeMax transaction and unlock significant value for all shareholders.

In the letter, Office Depot also highlights why it believes activist investor Starboard Value LP (Starboard) and its nominees could significantly disrupt not only the progress and momentum made on the OfficeMax transaction (as integration planning and a CEO search are already well underway), but also the realization of substantial synergies from the planned merger.

Starboard’s purported plan for the Company, which they unveiled just a few weeks ahead of the annual meeting, also threatens Office Depot’s core operational improvements by pushing the Company to make outsized cuts in critical business functions.

A copy of the letter follows:

August 7, 2013

Dear Fellow Shareholder:

Our annual meeting of shareholders on August 21, 2013 is now just two weeks away and we are writing to you today to underscore that your vote at this meeting will determine the future value of your investment in Office Depot. We are urging all shareholders to vote the WHITE proxy card today in support of our nominees for Office Depot’s Board of Directors, who are best positioned to guide the Company through its value-creation opportunities. Over the course of the last week, your vote FOR our nominees has become even more critical.

Vote on the WHITE Proxy Card to Ensure that Your Company

Remains on Course to Unlock Significant Value

We urge you to disregard any proxy materials from Starboard Value, LP, an activist investor in the Company’s stock which is threatening to throw the Company’s recent progress off track. Your Board strongly believes that at this time the insertion of Starboard’s nominees into the preparation process around the Company’s planned merger with OfficeMax would imperil the continued, successful implementation of our strategic plan and integration.

Our ongoing integration work is critical to delivering the significant value inherent in our merger and is being led by joint teams from both Office Depot and OfficeMax with the added guidance of The Boston Consulting Group (BCG). BCG has advised that each month of delay in the integration process will result in the loss of $12M in synergy savings for shareholders. Moreover, any synergies unrealized in the first 18 months are unlikely to be realized at all. We urge you to let the Board and management continue to focus on creating value for you — please vote on the WHITE proxy card today.

Preparation for the Merger is Already Well Underway

This is a critical moment in your Company’s history, and one that is years in the making. The OfficeMax merger is a pivotal step in the strategic plan put in place by this Board in 2010, and it is a step we have been intensely focused on ever since.

Since integration planning began in May, the Board and management teams from Office Depot and OfficeMax have already:

•	Hired BCG as an external integration advisor, after interviewing five top-tier integration firms, and they are already actively engaged in the process.

•	Established an Integration Management Office (IMO) and 17 teams – 12 integration planning teams and five platform teams with joint representation from Office Depot and OfficeMax.

•	This includes an informal customer experience team – a cross functional working group that cuts across the Company’s three sales channels as well as Marketing, Merchandising, IT and Finance.

•	Participated in a two-day Integration Leadership Summit with more than 90 executives, Board members and advisors to work through risks and interdependencies.

We can’t emphasize enough how critically important Day 1 and Year 1 are in our planning efforts for transitioning customers, maintaining market share and retaining our many talented employees all in an increasingly competitive market environment. We only have one shot to get all of this right. That’s why your Board and management have spent so much time on Day 1 and Year 1 integration strategy and an operating plan that includes:

•	Identifying priorities and creating specific action item planning for the combined Company across all areas of functionality.

•	Performing a detailed risk assessment of business continuity for Day 1 and synergy realization for Year 1.

•	Establishing Day 1 and Year 1 technology requirements in close coordination with the IT teams from both companies.

•	Building a strategy for indirect goods and services to drive significant Year 1 synergies.

We strongly believe that any change in the Board composition at this late stage in integration planning will put in jeopardy our Day 1 readiness plan and our ability to provide a seamless Day 1 transition for customers and employees.

Do Not Let Starboard Disrupt the Vital CEO Search Process

Another critical step in our integration planning process, already well underway, is the search for a new CEO for the combined Company. Progress to date includes:

•	Hiring executive search firm Korn/Ferry International to conduct an exhaustive search process with over 100 candidates currently under consideration and active interviewing taking place.

•	Identifying criteria to guide the CEO search process:

•	Ideally a public company CEO with Wall Street credibility and a global perspective; strong executive from Fortune 100 organization could also be considered.

•	High integrity, team building, transformational leader with a proven track record.

•	Experienced business integrator who has achieved synergy and value creation.

You should be aware that two of the Company directors targeted by Starboard sit on the important CEO search committee, which is comprised of three directors each from Office Depot and OfficeMax. It is imperative that this committee continues its progress in attracting, evaluating and ultimately identifying a world-class CEO. If members of the committee are replaced by Starboard’s nominees – who are new to the CEO search, Office Depot and to our merger partner – the search process may be completely upended. The newly configured committee would need to start over in building working relationships among its members, reaching consensus on desired CEO qualities and determining which strategic goals should be communicated to possible candidates. We expect that candidates who are already far along in the selection process may be reluctant to continue.

Keep the Merger Integration Initiatives on Course

It was only last Friday that Starboard even disclosed a “plan” for your company – a plan that is fraught with errors and astonishingly naïve in its assumptions. Starboard can’t even get the basic numbers right:

•

Starboard suggests that $215 million of G&A reductions can be achieved. However, Starboard’s baseline figures are in error and this sort of reduction would require IT and Finance costs be reduced by close to 60%, potentially crippling the Company’s daily operations.

•

Starboard suggests more can be done to rationalize Supply Chain operations. The Company has transformed its network footprint (from 33 facilities to the current 15) to a structure we feel is best in class in many categories.

•

Starboard’s assessment of the Company’s distribution costs does not recognize customer demands unique to the office products space, and has used “back of the envelope” math with highly flawed (if not irrelevant) benchmarking to suggest a $122 million cost savings opportunity that simply does not exist.

•

Starboard has falsely “identified” $317 million of EBIT opportunities tied to “service and category extension” opportunities that include a poorly constructed and simplistic view on developing service sales and new category offerings.

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Starboard’s plan gives little, if any, attention to the capital and operating expense that would be required to launch some of the ideas they have framed so very loosely — particularly the $476 million of “growth” initiatives.

•

Tellingly, Starboard’s 100-day work plan shows “Merger Planning” as just one line-item out of 11 different initiatives — an allocation of objectives that demonstrates little understanding of the Company-wide effort and focus required to make a merger of equals happen in the real world.

These are just a few examples of why we are extremely concerned that electing Starboard’s nominees would significantly set back the business and destroy much of the value inherent in the merger.

Starboard’s Proposal Poses Massive Risk to the OfficeMax Merger:

Vote the WHITE Card Today to Support Your Board’s Continued Momentum

Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard. To elect our nominees for Office Depot’s Board of Directors, please vote by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

Allow your board and management team to do what is in the best interests of all shareholders – unlock real value by executing on our strategic plan for operational improvement, closing the OfficeMax transaction, making progress on our CEO search, and continuing our integration planning efforts.

Vote the WHITE card today.

Thank you for your support.

W. Scott Hedrick	Neil R. Austrian
Lead Director	Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8621

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by Starboard,

as doing so will revoke your vote on the WHITE proxy card.

Office Depot urges all shareholders to vote the WHITE proxy card for its ten Board nominees to allow the Board to continue to execute on these important initiatives and complete the integration planning necessary to deliver value for all shareholders. Shareholders who need assistance in voting or who have questions about the annual meeting may call the Company’s proxy solicitor toll-free at (877) 825-8621.

About Office Depot

Office Depot provides core office supplies, the latest technology, school essentials, copy & print services, cleaning & breakroom products, and furniture to consumers, teachers and businesses of all sizes through 1,614 worldwide retail stores, global e-commerce operations, a dedicated sales force, an inside sales organization, and top-rated catalogs. The Company has annual sales of approximately $10.7 billion, employs about 38,000 associates, and serves customers in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

IMPORTANT INFORMATION HAS BEEN AND WILL BE FILED WITH THE SEC

In connection with the solicitation of proxies for Office Depot’s Annual Meeting of Shareholders (the “2013 Annual Meeting”), Office Depot has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement concerning the proposals to be presented at the 2013 Annual Meeting. The proxy statement contains important information about Office Depot and the 2013 Annual Meeting. Office Depot and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Office Depot’s shareholders in connection with the election of directors and other matters to be proposed at the 2013 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other proxy materials (the “Proxy Materials”) filed by Office Depot with the SEC on July 19, 2013. On July 22, 2013, Office Depot mailed the Proxy Materials to shareholders of record as of July 11, 2013. Investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed with the SEC by Office Depot through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496, or by calling 561-438-7878.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, and the outcome of the 2013 Annual Meeting. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

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